exhibit 11
                                   EXHIBIT 11

                              MAKE YOUR MOVE, INC.

                              FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

                                TABLE OF CONTENTS

                                                                            PAGE
INDEPENDENT AUDITOR'S REPORT                                                 F-1
BALANCE SHEET                                                                F-2
STATEMENTS OF OPERATIONS                                                     F-3
STATEMENTS OF STOCKHOLDERS' EQUITY                                           F-4
STATEMENTS OF CASH FLOWS                                                     F-5
NOTES TO FINANCIAL STATEMENTS                                                6-9


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Make Your Move, Inc.
Reno, Nevada

We have audited the accompanying balance sheet of Make Your Move, Inc. (a Nevada corporation in the development stage) as of September 30, 2001, and the related statements of operations, changes in stockholders' equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. .

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Make Your Move, Inc. as of September 30, 2001 and the results of its operations and its cash flows for the two years then ended in conformity with auditing standards generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered substantial recurring losses and has a deficit in working capital and equity as of September 30, 2001. It is dependent upon its shareholders for all cash flow requirements, presently. This condition raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Braverman & Company, P.C.
Prescott, Arizona
November14, 2001
                                      F-1

                              MAKE YOUR MOVE, INC.
                         ( a Development Stage Company)
                                  BALANCE SHEET
                               SEPTEMBER 30, 2001




                                           ASSETS
CURRENT ASSETS-Cash                                                $          60
                                                                   -------------
                                                                   $          60
                                                                   =============



                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES-Accounts payable                               $      11,289
                                                                   -------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, par value $.001, 100,000 shares authorized, none issued -

Common stock, par value $.001, 50,000,000
shares authorized,12,100,000 issued and
outstanding                                                               12,100
Paid-in capital                                                          352,900
Contributed capital                                                      193,328
Receivable from shareholder                                             (300,000)
(Deficit) accumulated during the development stage                      (269,557)
                                                                   -------------
Total Stockholders' Equity                                               (11,229)
                                                                   -------------
                                                                   $          60
                                                                   =============

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS
                                       F-2

                              MAKE YOUR MOVE, INC.
                         ( a Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                                                                   Cummulative
                                                                                      from
                                                                                 September 30,
                                                                                      1998
                                                           Year Ended              (Inception)
                                                          September 30,                to
                                                        2001            2000   September 30, 2001
                                                     ------------   ------------   ------------
                                                                                   (unaudited)
REVENUES                                              $         -   $          -   $          -
                                                     ------------   ------------   ------------

EXPENSES

 General and administrative                               143,294            485        194,264
 Research and development expense                          75,293              -         75,293
                                                     ------------   ------------   ------------
 Total expenses                                           218,587            485        269,557
                                                     ------------   ------------   ------------
NET (LOSS)                                            $ (218,587)   $       (485)  $   (269,557)
                                                     ============   ============   ============
NET (LOSS) PER SHARE                                  $     (0.02)       *
                                                     ============   ============
WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                              10,700,000     10,000,000
                                                     ============   ============
* less than $.01 per share

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS
                                       F-3

                              MAKE YOUR MOVE, INC.
                         ( a Development Stage Company)
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                      (Deficit)
                                                                                                     Accumulated
                                                                                         Receivable   During the
                                             Common Stock          Paid-in   Contributed    From     Development
                                           Shares      Amount      Capital      Capital  Shareholder   Stage           Total
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Balances, at inception                             -  $        -  $        -  $        -  $        -  $        -   $       -
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Balances, September 30, 1998                       -           -           -           -           -           -           -
Issuance of stock at $.005 per share      10,000,000      10,000      40,000                                          50,000
 Net (loss) for the period                                                                              (50,485)     (50,485)
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Balances, September 30, 1999              10,000,000      10,000      40,000           -           -     (50,485)       (485)
Net (loss) for the year                                                                                     (485)       (485)
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Balances, September 30, 2000              10,000,000      10,000      40,000           -           -     (50,970)       (970)
Shares issued at $.15 per share:
For compensation                             100,000         100      14,900                                          15,000
For acquisition                            2,000,000       2,000     298,000                (300,000)                      -
Contributed capital                                                              193,328                             193,328
Net (loss) for the year                                                                                 (218,587)   (218,587)
                                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Balances, September 30, 2001              12,100,000  $   12,100  $  352,900  $  193,328  $ (300,000) $ (269,557) $  (11,229)
                                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              MAKE YOUR MOVE, INC.
                          (a Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                                  Cummulative
                                                                                      from
                                                                                  September 30,
                                                                                      1998
                                                          Year Ended               (Inception)
                                                         September 30,                 to
                                                         2001       2000      September 30, 2001
                                                                                  (unaudited)
                                                      ----------  ----------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES

Net ( loss)                                          $  (218,587) $     (485)      $    (269,557)
Adjustments to reconcile net loss to
net cash used by operating activities:
   Common stock issued for services                       15,000                          15,000
   Contributed capital                                   193,328                         193,328
Changes in operating assets and liabilities:
   Increase (decrease) in accounts payable                10,319         485              11,289
                                                      ----------  ----------       -------------
Net Cash (Used) by Operating Activities                       60           -             (49,940)
                                                      ----------  ----------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from sale of common stock                                                     50,000
                                                      ----------  ----------       -------------
   Net Cash Provided by Financing Activities                                              50,000
                                                      ----------  ----------       -------------
NET INCREASE IN CASH                                          60           -                  60

CASH AT BEGINNING OF PERIOD,                                   -           -                   -
                                                      ----------  ----------       -------------
CASH AT END OF PERIOD                                 $       60  $        -       $          60
                                                      ==========  ==========       =============
SUPPLEMENTAL CASH FLOWS INFORMATION

Common stock issued in a stock exchange for
  consideration to be received                        $  300,000                   $     300,000
                                                      ==========                   =============


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

The Company

Make Your Move, Inc. (the Company or MYM), formerly Pacific Sports Enterprises, Inc. was incorporated in Nevada on September 28, 1998. In April 2001, the principal shareholder of the Company sold the majority of its outstanding stock of the Company for $50,000, to a limited liability company, The Rolling Group, LLC. (Group), which became the Company's parent. The managing member of the Group is an individual who became the president/CEO/Chairman of the Board of the Company. He was the developer of a series of board, computerized, and online games, and related products over the last 11 years. DCP, LLC. (DCP) was formed by him to implement the game technology, and has agreed to pay for management services provided by MYM on a prospective basis, commencing with the date DCP achieves profitable operations and positive cash flows for a period of three consecutive months.. The Company has been in the development stage since inception and has no earned revenues to date. In accordance with SFAS #7 it is a development stage company. Its fiscal year end is September 30.

On June 30, 2001, the Company issued 100,000 post-split shares of its $.001 par value common stock to DCP for the rights to integrate DCP's games and products into one or more of the products being developed, utilizing game platform, computerized, and online game technologies. MYM has no equity or controlling financial interest in DCP, has not guaranteed any obligations of DCP, and has no financial interest in any gain or loss on the disposition of DCP. This transaction was valued by the Board of Directors at $.15 per share or $15,000, and expensed to operations during the fiscal year ended September 30, 2001

The Company has generated operating expenses furthering the development of DCP's online game site and has already begun marketing efforts to begin generating membership sales. In addition, the company has generated operating expenses related to the development of the artificial intelligence for DCP's computer games and changes to the computer games user interface. Substantially all operating expenses in 2001 have been provided by capital contributions from the present president/CEO/Chairman of the Board of the Company.

Interim Transaction Reported and Rescission

The Company filed its June 30, 2001 Form 10-QSB disclosing a purchase transaction involving the acquisition of technology, related patents and equipment in exchange for the issuance of 2,000,000 post-split shares of the Company's common stock valued at $300,000. The transaction was entered into with the understanding that the acquiree had developed certain technology applicable to the furtherance of the Company's business interests. In November 2001, this transaction was rescinded, since the acquiree did not have the research and development or capability to provide such technology enhancements that the Company originally was led to believe existed. The financial statements have given effect to this transaction as a rescission retroactive to the date entered into, June 30, 2001, thereby restating the previously issued filing

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

as mentioned above. The effect of this transaction on stockholders' equity is to treat the shares issued as outstanding, despite the stop order to prevent any transfer of the shares to private parties. At such time as the shares issued to the acquiree have been recovered, cancelled and/or voided, the presentation included in stockholders' equity will stay.


NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock Split

The financial statements have given effect to a 10 for 1 forward stock split approved by the Board of Directors on June 30, 2001. All references to shares issued from inception are with respect to such stock split.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company's financial statements and the accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, disclosures about fair value of financial instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of the Company's financial instruments, which are cash and accounts payable approximate fair values due to the short-term maturities of such instruments.

Restatement

The initial amount paid by shareholders for their 10,000,000 shares of common stock, and loss for the year ended September 30, 1999, have been increased by $49,000 representing the additional amount paid by shareholders for their stock which was expended for the purchase of a basketball team franchise in the American Basketball Association League. The league failed to materialize resulting in a worthless franchise.


                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

Loss Per Share

Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS No.128) "Earnings Per Share". Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. For presentation purposes, all shares used in the computation of loss per share are post-split.

NOTE 2- INCOME TAXES

Income taxes are provided for using the liability method of accounting in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary difference between financial and tax reporting of which depreciation is the most significant. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to more likely than not realized in future tax returns. Tax law and rate changes are reflected in income in the period such changes are enacted.

Since inception, the Company has continued to sustain operating losses. For income tax purposes operating losses constitute start-up costs, which may be amortized or permanently capitalized, however, approximately $82,000 of the $269,000 of operating loss to date is not deductible since that amounted resulted from non-deductible capital contributions for services and overhead. Therefore, as of September 30, 2001, the deferred tax benefit of approximately $65,000 has not been recorded because it is offset by a valuation allowance of the same amount as management cannot determine, at the present time, that it is more likely than not that such tax benefit will be utilized in future periods. Any resulting amortization of start-up costs for tax purposes is available for a period of 20 years to offset future taxable income, once the Company's business commences.


NOTE 3 - INVESTMENT BANKING AGREEMENT

On June 19, 2001, the Company entered into an investment banking agreement for a minimum period of 6 months, to assist the Company in raising up to $15,000,000 of convertible preferred stock and/or implementing a business combination. The
Company advanced a total of $17, 500 as of September 30, 2001, which was contributed by the principal shareholder to the Company. If the Company is successful in raising additional equity, total compensation, less the retainer, is applicable of 6 percent of total equity placements and warrants equal to one percent of the fully diluted shareholder interest of the Company, after the effect of the issuance of the all equity securities with a strike price equal to the implied sale price per share in the placement, with a term of 5 years, and piggy-back rights after the completion of an initial public offering. In the case of a business combination, a fee payable in cash of 3 percent of the total enterprise value will apply, less the retainer. NOTES TO FINANCIAL STATEMENTS SEPTEMBER 30, 2001

The investment banker is also entitled to receive reimbursement for up to $3,500 per month, excluding any legal fees and costs, without prior written permission of the Company.


NOTE 4- MANAGEMENT AGREEMENT

Effective June 30, 2001, the Company entered into an agreement with DCP to provide management services for DCP and become its exclusive agent for the sales of DCP products. The cost and payment for such management services shall be determined and commence at the time DCP is profitable and has positive cash flow for three consecutive months.

NOTE 5 - GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue in existence is dependent on its ability to develop additional sources of capital, and/or achieve profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Management's plan is to obtain additional equity as referred to above, thereby providing positive cash flow until profitable operations are achieved.


NOTE 6 - RELATED PARTY TRANSACTIONS

In addition to related party disclosures appearing elsewhere in the notes to financial statements, the principal shareholder/president/CEO of the Company has provided the majority of expenses contributed to the Company through September 30, 2001. Of the total capital contributed by both he and the former president during the year of $193,328, approximately $81,000 was for services rendered by them to the Company on the basis of time spent at their hourly rates. The balance, $75, 000 for the redesign of packaging for the contemplated sales of DCP's games (research and development expense), $17,500 for investment banking services, $12,000 for legal, accounting and audit services, and $8,000 for other general and administrative expenses including rent, transfer and filing fees, and outside services were based on actual costs and expenses incurred by or associated with the Company.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

Potential Litigation

In April 2001, the president/CEO/Chairman of the Board of the Company received a demand letter from a California company, making various accusations and claims of substantial damages against him for commissions on sales of DCP games that never materialized. On June 1, 2001,

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

legal  counsel  for  DCP  and  the  Company  requested   substantiation  of  the
allegations, but no response was ever forthcoming.

The Company didn't enter into a management agreement with DCP until June 30, 2001. The Company's management firmly believes the Company has no liability in this matter. Accordingly, no loss provision has been recorded in the accompanying financial statements for this contingency.


NOTE 8 - SUBSEQUENT EVENTS

Registration Statement

The Company anticipates the filing of a registration statement with the Securities and Exchange Commission on Form SB-2. The filing, when effective, should allow the Company to proceed with the raising of necessary capital to further its game platform technology development.